EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-188817 and 333-194894 on Form F-3 and No. 333-187020 on Form S-8, of our reports dated March 25, 2015, relating to the consolidated financial statements of GasLog Ltd. (the “Company”) as of and for the year ended December 31, 2014, and the effectiveness of GasLog Ltd.’s internal control over financial reporting as of December 31, 2014, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2014.

/s/ Deloitte LLP

London, United Kingdom

March 25, 2015